Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LMP AUTOMOTIVE HOLDINGS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Executive Officer of LMP AUTOMOTIVE HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by replacing SECTION 1 in its entirety with:

“Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000; 1,000,000 shares of the par value of $0.00001 shall be designated Preferred Stock and 29,000,000 shares of the par value of $0.00001 shall be designated Common Stock..”

SECOND: That the foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Sam Tawfik, its Chief Executive Officer, this ___ day of December, 2020.

Sam Tawfik
Chief Executive Officer